Exhibit (a)(1)

ARTICLES OF INCORPORATION

OF

THE FIRST AUSTRALIA FUND, INC.

FIRST: I, Richard S. Seltzer, whose post office address is 477 Madison Avenue, New York, New York 10022, being at least eighteen years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate myself as incorporator with the intention of forming a corporation.

SECOND: The name of the corporation is THE FIRST AUSTRALIA FUND, INC. (the “Corporation”).

THIRD: Corporate Purposes.

(a) The purposes for which the Corporation is formed are to act as a closed-end, diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, and to exercise and enjoy all of the powers, rights and privileges granted to or conferred upon corporations by the General Laws of the State of Maryland now or hereafter in force, including:

(1)	To hold, invest and reinvest the funds of the Corporation, and to purchase, subscribe for or otherwise acquire, to hold for investment or otherwise, to trade and deal in, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of or turn to account or realize upon, securities (which term “securities” shall, for the purpose of these Articles, include stocks, shares, bonds, debentures, bills, time notes and deposits, any other evidence of indebtedness and futures contracts; and any certificates, receipts, warrants, options or other instruments representing rights or obligations to receive, purchase, subscribe for or sell the same, or evidencing or representing any other rights or interest, including all rights of equitable ownership therein or in any property or assets; and any negotiable or non-negotiable instruments and money market instruments, including bank certificates of deposit, finance paper, commercial paper, bankers’ acceptances and all kinds of repurchase and reverse repurchase agreements) of any corporation, association, trust, firm or other organization however and wherever established or organized, as well as securities issued by any government of any state, municipality or other political subdivision or any other governmental or quasigovernmental agency or instrumentality thereof.

(2)	To enjoy all rights, powers and privileges of ownership or interest in all securities held by the Corporation and to do all acts for the preservation, protection, improvement and enhancement in value of all such securities.

(3)	To issue and sell shares of its own capital stock and securities convertible or exchangeable, with or without the payment of additional consideration, into such capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration (including securities) now or hereafter permitted by the laws of the State of Maryland and by these Articles of Incorporation, as its Board of Directors may, and which is hereby authorized to, determine.

(4)	To purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel shares of its capital stock, in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland and by these Articles of Incorporation.

(5)	To conduct and carry on its business, or any part thereof, to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Maryland and in any other states, territories, districts, and dependencies of the United States, and in any foreign countries.

(6)	In general, to carry on any other business in connection with or incidental to its corporate purposes, to do everything necessary, suitable or proper for the accomplishment of such purposes or for the attainment of any object or the furtherance of any power hereinbefore set forth, either alone or in association with others, to do every other act or thing incidental or appurtenant to or growing out of or connected with its business or purposes, objects or powers, and, subject to the foregoing, to have and exercise all the powers, rights and privileges conferred upon corporations by the laws of the State of Maryland as in force from time to time.

(b) The foregoing clauses (1) - (6) inclusive shall be construed both as objects and powers and the enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of this Corporation, except as set forth in this Article Third:

(c) Incident to meeting the purposes specified above, the Corporation also shall have the power:

(1)	To acquire (by purchase, lease or otherwise) and to hold, use, maintain, develop and dispose (by sale or otherwise) of any property, real or personal, and any interest therein.

(2)	To borrow money and, in this connection, issue notes or other evidences of indebtedness.

(3)	Subject to any applicable provisions of law, to buy, hold, sell, and otherwise deal in and with foreign exchange, including the purchase and sale of futures contracts.

FOURTH: Address and Resident Agent.

The post office address of the principal office of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland, 21202-3242. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 32 South Street, Baltimore, Maryland, 21202-3242.

FIFTH: Capital Stock.

The total number of shares of all classes of stock which the Company shall have authority to issue is 20,000,000 shares of Common Stock, per value $.01 per share, having an aggregate par value of $200,000. Stockholders shall not have preemptive rights to acquire any shares of the Corporation’s stock. Voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock.

SIXTH: Board of Directors.

The number of directors of the Corporation shall be not less than three, and the names of those persons who shall act as directors until the first annual meeting and until their successors are elected and qualified are William J. Potter, John T. Sheehy and Brian M. Sherman.

SEVENTH: Management of the Affairs of the Corporation.

(a) All corporate powers and authority of the Corporation (except as at the time otherwise provided by statute, by these Articles of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(b) The Board of Directors shall have the power to adopt, alter or repeal the By-Laws of the Corporation except to the extent that the By-Laws otherwise provide.

(c) The Board of Directors shall have power from time to time to determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation except to the extent permitted by statute or the By-Laws.

(d) The Board of Directors shall have the power to determine, as provided herein, or if provision is not made herein, in accordance with generally accepted accounting principles, what constitutes net income, total assets and the net asset value of the shares of Common Stock of the Corporation.

(e) The Board of Directors shall have the power to distribute dividends from funds legally available therefor in such amounts, if any, and in such manner and to the stockholders of record as of such date, as the Board of Directors may determine.

EIGHTH: Right to Amend.

From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed upon the affirmative vote of the holders of a majority of the shares of Common Stock.

IN WITNESS WHEREOF, I have signed these Articles of incorporation and acknowledge the same to be my act on the 26th day of September, 1985.

/s/ Richard S. Seltzer
Richard S. Seltzer